Exhibit 99.1

                      NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces First Quarter Fiscal 2011 Results

•	Net sales for Q1 FY 2011 increased 40% to $24.9 million from Q1 of FY 2010.

•	Q1 FY 2011 continuing operations EPS of $0.02 per share compared to a prior year Q1 loss from continuing operations of $.05 per share.

•	Cash balances increased $1.7 million during Q1 of FY 2011 to nearly $10 million after contributing $2.4 million to pension plan.

•	Served markets continue to recover, with Q1 FY 2011 bookings of $24.9 million, a 32% increase over Q1 FY 2010. Order backlog as of October 3, 2010, was $22.8 million, a 113% increase over last year.

Menomonee Falls, WI, November 11, 2010 -- Magnetek, Inc. (“Magnetek” or “the Company”, NYSE: MAG) today reported the results of its 2011 fiscal first quarter ended October 3, 2011.

First Quarter Results

In its first quarter of fiscal 2011, Magnetek recorded revenue of $24.9 million, a 40% increase from the first quarter of fiscal 2010 and a 2% sequential increase from the fourth quarter of fiscal 2010.  The increase in sales from the prior year quarter reflects sales growth in each of the Company’s major served markets, as well as significant year-over-year sales growth in its renewable energy product line.  Based on the increased sales volume, the Company regained profitability in the first quarter of fiscal 2011.  Note that the first quarter of fiscal 2011 contained 14 weeks, whereas both the first and fourth quarters of fiscal 2010 each contained 13 weeks.
“Our first quarter was highlighted by strong bookings and sales, solid gross margin achievement, and a continued focus on profitability and cash flow.  Our end markets continued to recover during the quarter, as evidenced by a strong book to bill ratio for products with material handling applications, our largest served market.  Each of our primary served markets experienced a sales increase over prior year first quarter levels, led by sales of wind inverters for renewable energy applications.  Wind inverter sales comprised nearly 20% of our first quarter revenue, validating our belief that renewable energy markets present our greatest near-term growth opportunities.  We’re pleased that on a number of fronts we were able to build on the positive momentum we established last quarter,” said Peter McCormick, Magnetek’s president and chief executive officer.
Gross profit was $7.5 million (30% of sales) in the first quarter of fiscal 2011 versus $5.6 million (32% of sales) in the same period a year ago.  The year-over-year increase in gross profit was mainly due to higher sales volume and cost containment.  The decrease in gross margin as a percentage of sales from the prior year was due to a shift in sales mix toward increased sales of renewable energy products.
Total operating expenses, consisting of research and development (R&D), pension expense, and selling and general and administrative (G&A) costs, decreased to $6.6 million in the first quarter of fiscal 2011 from operating expenses of approximately $6.9 million in the prior-year period.  Compared to the prior year first quarter, current year operating expenses were impacted by higher R&D expenses, higher variable selling expenses and the inclusion of a 14th week in the fiscal quarter, offset by lower pension expense and G&A expenses.  Pension expense decreased to $1.7 million in the first quarter of fiscal 2011 from approximately $2.1 million in the prior year first quarter.  Excluding the decrease in pension expense in the current year, first quarter operating expenses were relatively flat year-over-year.
Income from operations in the first quarter of fiscal 2011 was $0.9 million compared to a loss from operations of $1.3 million for the same period last year.  Income from continuing operations after provisions for income taxes in the first quarter of fiscal 2011 was $0.7 million or $.02 per share, compared to a loss from continuing operations of $1.5 million, or a $.05 loss per share, in the same period last year.  Including results of discontinued operations, the Company recorded net income of $.01 per share in the first quarter of fiscal 2011 versus a net loss of $.06 per share in the first quarter of fiscal 2010.
Cash balances increased by $1.7 million during the first quarter of fiscal 2011 to $9.9 million at October 3, 2010, even after contributing $2.4 million to the Company’s defined benefit pension plan in the first quarter.

Operations and Outlook

Total bookings for the first quarter of fiscal 2011 were $24.9 million, resulting in a book-to-bill ratio for the quarter of 100%.  Total Company order backlog of $22.8 million at October 3, 2010, represents a 113% increase from the $10.7 million backlog at the end of the prior year first quarter, led by a $7.2 million increase in the Company’s backlog of renewable energy products.  In addition, bookings of products for material handling applications were $16.1 million in the first quarter of fiscal 2011, a 32% increase over the prior year first quarter and a 36% sequential increase over the fourth quarter of fiscal 2010.  “Economic indicators remain somewhat mixed as to growth prospects going forward.  Recent data seem to support the idea that the modest growth rate in U.S. manufacturing activity over the past year may have paused.  However, our strong quotation level increasingly materialized into orders during the quarter, particularly in the material handling space.  As a result, we remain cautiously optimistic that conditions will continue to improve in our business throughout fiscal 2011,” said Mr. McCormick.  “In addition, we remain encouraged about our growth prospects in renewable energy markets.  Renewable energy products are expected to be a significant contributor to our future sales growth, and should also contribute toward retaining profitability going forward.  Although renewable energy bookings in the first quarter were less than $1 million, we entered our second quarter with a renewable energy backlog of nearly $8 million,” added McCormick.  “Our focus for fiscal 2011 continues to be on maximizing growth opportunities with new products in new markets, while controlling our costs and managing our assets to optimize our profitability and cash flow,” concluded McCormick.
Given recent booking and backlog trends, the Company currently expects sales for the second quarter of fiscal 2011 to reflect a slight sequential increase from the current year first quarter sales of $24.9 million.   Gross margins in the second quarter of fiscal 2011 are expected to be near the Company’s 30% target. Operating expenses in the second quarter of fiscal 2011 should be near the same level as operating expenses in the first quarter of fiscal 2011, due mainly to increased spending in the second quarter on R&D and sales and marketing expenses aimed at increasing sales volume, offset by lower payroll and other fixed costs from inclusion of a 14th week in the first quarter.
As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003.  Fiscal 2011 annual pension expense is expected to decrease annually from $8.2 million in fiscal 2010 to approximately $6.5 million in fiscal 2011, a decrease of approximately $0.4 million on a quarterly basis.  Pension expense for accounting purposes for fiscal 2011 was measured using asset and liability values as of June 27, 2010.  Regarding pension funding, federal legislation was passed in June 2010 which, among other things, provided pension funding relief for employers with defined benefit pension plans.  Based on preliminary estimates of its funding obligation, including the impact of funding relief, the Company currently expects to make cash contributions to its pension plan of approximately $12 million during fiscal 2011, of which $2.4 million was contributed during the first quarter, compared to contributions of $15.6 million in fiscal 2010.

Company Webcast
This morning, at 11:00 a.m. Eastern Standard Time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2011 first quarter results.  The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com.  A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for ninety days.  A replay of the call also will be available through November 18, 2010, by phoning 706-645-9291 (Conference ID # 17653522).
Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its second quarter of fiscal year 2011.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)
	October 3,	September 27,
	2010	2009
Results of Operations:	(14 weeks)	(13 weeks)
Net sales	$24,877	$17,834
Cost of sales	17,333	12,212
Gross profit	7,544	5,622
Research and development	996	901
Pension expense	1,717	2,052
Selling, general and administrative	3,897	3,959
Income (loss) from operations	934	(1,290)
Interest income	(1)	(10)
Income (loss) from continuing operations
before provision for income taxes	935	(1,280)
Provision for income taxes	272	231
Income (loss) from continuing operations	663	(1,511)
Loss from discontinued operations, net of taxes	(392)	(284)
Net income (loss)	$271	$(1,795)

Per common share - basic and diluted:
Income (loss) from continuing operations	$0.02	$(0.05)
Loss from discontinued operations	$(0.01)	$(0.01)
Net income (loss)	$0.01	$(0.06)

Weighted average shares outstanding:
Basic	31,230	30,966
Diluted	31,319	30,966

	Three months ended
	(Unaudited)
	October 3,	September 27,
	2010	2009
Other Data:	(14 weeks)	(13 weeks)
Depreciation expense	$254	$258
Amortization expense	13	13
Capital expenditures	80	274

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	October 3,
	2010	June 27,
	(Unaudited)	2010
Cash	9,929	$8,244
Restricted cash	262	262
Accounts receivable	13,472	16,436
Inventories	12,182	10,285
Prepaid and other current assets	668	480
Total current assets	36,513	35,707

Property, plant & equipment, net	3,661	3,825
Goodwill	30,466	30,443
Other assets	5,664	6,125
Total assets	$76,304	$76,100

Accounts payable	$9,884	$9,887
Accrued liabilities	4,896	4,953
Current portion of long-term debt	2	4
Total current liabilities	14,782	14,844

Pension benefit obligations, net	75,462	77,914
Long-term debt, net of current portion	-	-
Other long-term obligations	1,487	1,461
Deferred income taxes	6,081	5,818

Common stock	313	312
Paid in capital in excess of par value	139,218	138,965
Accumulated deficit	(6,351)	(6,622)
Accumulated other comprehensive loss	(154,688)	(156,592)
Total stockholders' deficit	(21,508)	(23,937)

Total liabilities and stockholders' deficit	$76,304	$76,100